As filed with the Securities and Exchange Commission on August 30, 2018

Registration No. 333-226738

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

__________

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________

PARKERVISION, INC.

(Exact name of registrant as specified in its charter)

__________

Florida	3663	59-2971472
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

7915 Baymeadows Way, Suite 400

Jacksonville, Florida 32256

Phone: (904) 732-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________

Jeffrey Parker, Chairman of the Board

ParkerVision, Inc.

7915 Baymeadows Way, Suite 400

Jacksonville, Florida 32256

(904) 732-6100

(Name, address and telephone number, including area code, of agent for service)

__________

with a copy to:

David Alan Miller, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue - 11th floor

New York, NY 10174-1901

__________

Approximate date of commencement of proposed sale to the public: As soon as possible after the Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continued basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

	(1)
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	10,000,000	$0.68	$6,800,000	$846.60
Total				$846.60(3)

(1)

Represents 10,000,000 shares of common stock that are issuable pursuant to a securities purchase agreement with the selling stockholder named herein. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of common stock which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

(2)

Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, calculated on the basis of the average of the high and low prices per share of the registrant’s common stock as reported on the Nasdaq Capital Market on August 8, 2018.

(3)	Previously paid.

___________

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

___________

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 30, 2018

PROSPECTUS

PARKERVISION, INC.

10,000,000 Shares of Common Stock

This prospectus relates to the sale of up to 10,000,000 shares of our common stock by Aspire Capital Fund, LLC (“Aspire Capital”). Aspire Capital is also referred to in this prospectus as the selling stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We will not receive proceeds from the sale of the shares by the selling stockholder. However, we have received $975,000 and may receive up to an additional $4.725 million in proceeds from the sale of our common stock or the exercise of warrants issued to the selling stockholder under the securities purchase agreement dated July 26, 2018 (the “PIPE Agreement”) as described below.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.

Our common stock is listed on the OTCQB Venture Market (the “OTCQB”) under the ticker symbol “PRKR.” On August 29, 2018, the last reported sale price per share of our common stock was $0.40 per share.

You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Documents by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any such authority has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2018.

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	5
USE OF PROCEEDS	13
THE ASPIRE CAPITAL TRANSACTION	14
SELLING STOCKHOLDER	15
PLAN OF DISTRIBUTION	17
LEGAL MATTERS	19
EXPERTS	19
WHERE YOU CAN FIND MORE INFORMATION	19
INCORPORATION OF DOCUMENTS BY REFERENCE	19

We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus or free writing prospectus, and neither we nor the selling stockholder takes any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus relates to the offering of our common stock. Before buying any of our common stock, you should carefully read this prospectus, any supplement to this prospectus and the information and documents incorporated herein by reference, including the documents and information referenced in “Where You Can Find More Information” and “Incorporation of Documents by Reference.” These documents contain important information that you should consider when making your investment decision.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Our Company,” “Risk Factors,” and elsewhere in this prospectus and in the documents incorporated by reference herein are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions, and all other statements that are not statements of historical fact. You can identify these statements by words such as “may,” “will,” should,” “estimates,” “plans,” “expects,” “believes,” “intends” and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in “Our Company,” “Risk Factors,” and elsewhere in this prospectus and in the documents incorporated herein by reference. You are cautioned not to place undue reliance on any forward-looking statements. We are under no duty to update or revise any of the forward-looking statements or risk factors to conform them to actual results or to changes in our expectations.

PROSPECTUS SUMMARY

This summary highlights certain selected information about us, this offering and the securities offered hereby. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider the more detailed information included or incorporated by reference in the prospectus, including in “Risk Factors” and our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Reports on Forms 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018, including the consolidated financial statements and related notes that are included therein and incorporated by reference herein. Unless we specify otherwise, all references in this prospectus to “ParkerVision,” “we,” “our,” “us” and “our company” refer to ParkerVision, Inc. and its subsidiaries.

Our Company

We are in the business of innovating fundamental wireless technologies and products. We have designed and developed a distributed Wi-Fi product line for consumers and small businesses that is being marketed under the brand name Milo®. We have also designed, developed and marketed our proprietary radio frequency (“RF”) technologies and integrated circuits for use in wireless communication products. We have expended significant financial and other resources to research and develop our RF technologies and to obtain patent protection for those technologies in the United States and certain foreign jurisdictions. We believe certain patents protecting our proprietary technologies have been broadly infringed by others and therefore our business plan includes enforcement of our intellectual property rights through patent infringement litigation and licensing efforts.

We have a growth strategy that includes wireless product development, manufacturing and sales of our own Milo-branded Wifi products, and intellectual property licensing and enforcement. On a longer-term basis, our growth strategy includes the acquisition of, or other product ventures with, companies that have businesses that are synergistic with our products and technologies, particularly in the Internet of Things (“IoT”) space. We have made significant investments in developing and protecting our technologies and products, the returns on which are dependent upon the generation of future revenues from product sales and/or licensing for realization.

We also have significant net operating loss (“NOL”) carryforwards that we consider a key asset of our business as these NOLs can provide shelter to over $300 million of future earnings.

Recent Developments

Trading of our common stock on the Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”) was suspended effective at the open of business on August 17, 2018 as a result of our failure to maintain least $35 million in market value of listed securities. Our common stock began trading on the OTCQB, an over-the-counter market, immediately following delisting from Nasdaq. Our trading symbol, “PRKR”, remains unchanged.

We intend to remain a public reporting company.  We plan to continue to maintain a majority of independent directors on our Board of Directors with an independent Audit Committee and to provide annual financial statements audited by a Public Company Accounting Oversight Board auditor and unaudited interim financial statements prepared in accordance with U.S. generally accepted accounting principles. However, the OTCQB is a significantly more limited market than Nasdaq. See the section titled “Risk Factors” for a description of the risks relating to securities quoted on the OTCQB.

Our principal office is located at 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256, and our telephone number is (904) 732-6100.

The Offering

Common stock being offered by the selling stockholder	10,000,000 shares under the PIPE Agreement.
Common stock outstanding	26,119,749 shares as of August 29, 2018
Use of proceeds

The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we have received $975,000 and may receive up to an additional $4.725 million in proceeds from the sale of our common stock or the exercise of warrants issued to the selling stockholder under the PIPE Agreement as described below. Any proceeds from the selling stockholder that we receive under the PIPE Agreement are expected be used for working capital and general corporate purposes.

OTCQB Symbol	PRKR
Risk Factors

Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

Securities Purchase Agreement

On July 26, 2018, we entered into the PIPE Agreement with Aspire Capital, which provides that, upon the terms and subject to the conditions and limitations set forth therein, we have agreed to sell to Aspire Capital an aggregate of $2 million of shares of our common stock (or pre-funded warrants in lieu thereof) and warrants in two tranches.  Upon execution of the PIPE Agreement, we closed the first tranche which included the sale of (i) a pre-funded warrant for the purchase of up to 2,500,000 shares of our common stock at an exercise price of $0.01 per share (a “Pre-Funded Warrant”) and (ii) a warrant for the purchase by Aspire Capital of up to 2,500,000 shares of our common stock at an exercise price of $0.74 per share (a “Warrant”) for an aggregate purchase price of $975,000.

In addition, the PIPE Agreement provides that on the day following the effectiveness of the registration statement of which this prospectus is a part, provided that the closing price of our common stock on such date is equal to or greater than $0.50 per share, a second purchase shall occur whereby we will sell to Aspire Capital (i) an additional 2,500,000 shares of common stock (or a Pre-Funded Warrant in lieu thereof to the extent Aspire Capital elects or to the extent such purchase would result in Aspire Capital owning over 14.99% of our then outstanding common stock) and (ii) a Warrant to purchase an additional 2,500,000 shares of common stock at an exercise price of $0.74 per shares, for an aggregate  purchase price of $1.0 million (or at least $975,000 , depending on the extent to which Aspire Capital purchases a Pre-Funded Warrant in lieu of common stock).

The Warrants and Pre-Funded Warrants expire five years after their issuance and have substantially similar other terms, except (i) for exercise price and (ii) that the Warrants are exercisable on the date that is six months after issuance and the Pre-Funded Warrants are immediately exercisable after issuance. The Warrants and Pre-Funded Warrants are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets to the Company’s stockholders. The Warrants and Pre-Funded Warrants contain provisions that prohibit exercise if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise. The holder of the Warrants and Pre-Funded Warrants may increase (up to 14.99%) or decrease this percentage by providing us at least 61 days prior notice. In the event of certain corporate transactions, the holder of the Warrants and Pre-Funded Warrants will be entitled to receive, upon exercise of such Warrants and Pre-Funded Warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants and Pre-Funded Warrants immediately prior to such transaction. The Warrants and Pre-Funded warrants do not contain voting rights or any of the other rights or privileges as a holder of our common stock.  Upon the holder’s notice of exercise of the Warrant or Pre-Funded Warrant, we have the option, but not the obligation, to deliver to the holder in lieu of shares of common stock to which holder is entitled, a cash payment equal to the market value of the shares of common stock based on the preceding trading day’s closing sales price.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and other information included in our filings with the SEC which are incorporated herein by reference. The risks and uncertainties described below are not the only ones facing us. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. The trading price of our common stock could decline because of any one of these risks, and you may lose all or part of your investment.

Financial and Operating Risks

Our financial condition raises substantial doubt as to our ability to continue as a going concern.

In conjunction with our issuance of our interim condensed consolidated financial statements for the quarter ended June 30, 2018, we were required to evaluate our ability to continue as a going concern.  Note 2 to the interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2018 includes a discussion regarding our liquidity and our conclusion that there is substantial doubt about our ability to continue as a going concern.  Additionally, our independent registered certified public accounting firm that audited our consolidated financial statements for the year ended December 31, 2017 included in their audit report a statement indicating substantial doubt regarding our ability to continue as a going concern.  Further, Note 2 to the consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017 includes a discussion regarding our liquidity and our conclusion that there is a substantial doubt about our ability to continue as a going concern. Our consolidated financial statements have been prepared assuming we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If we become unable to continue as a going concern, we may have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements. The substantial doubt as to our ability to continue as a going concern may adversely affect our ability to negotiate reasonable terms with our suppliers and may adversely affect our ability to raise additional capital in the future.

We have had a history of losses which may ultimately compromise our ability to implement our business plan and continue in operation.

We have had losses in each year since our inception in 1989, and continue to have an accumulated deficit which, at June 30, 2018, was approximately $380.2 million. Our net loss for the six months ended June 30, 2018 and for the year ended December 31, 2017 were approximately $8.8 million and $19.3 million, respectively. To date, our technologies and products have not produced revenues sufficient to cover operating, research and development and overhead costs. We will continue to make expenditures on patent protection and enforcement, research and development, marketing, and general operations in order to secure and fulfill any contracts that we achieve for the sale of our products or technologies. Our revenues in 2018 will not bring us to profitability and our current capital resources will not be sufficient to sustain our operations through 2018. If we are not able to generate sufficient revenues or obtain sufficient capital resources, we will not be able to implement our business plan or meet our current obligations due within the twelve months after the issuance date of our consolidated financial statements and investors will suffer a loss in their investment. This may also result in a change in our business strategies.

We will need to raise substantial additional capital in the future to fund our operations.  Failure to raise such additional capital may prevent us from implementing our business plan as currently formulated.

Because we have had net losses and, to date, have not generated positive cash flow from operations, we have funded our operating losses primarily from the sale of equity securities and through our secured contingent debt obligation.  Our capital resources include cash, cash equivalents, including restricted cash equivalents, and available-for-sale securities of $0.1 million at June 30, 2018.  In addition, upon execution of the PIPE Agreement, we received $975,000 from sale of equity securities to Aspire Capital. Our business plan will continue to require significant expenditures for research and development, patent protection and enforcement, marketing and sales, and general operations.  For the six months ended June 30, 2018 and the year ended December 31, 2017, we used $6.1 million and $14.1 million, respectively in cash for operations which was funded primarily through the sale of equity securities.  We expect the implementation of significant cost reduction measures in order to reduce our cash needs may jeopardize our operations and future growth plans.   Our current capital resources will not be sufficient to meet our working capital needs for the twelve months after the issuance of our consolidated financial statements and we will require additional capital to fund our operations.  Additional capital may be in the form of debt securities, the sale of equity securities, including common or preferred stock, additional litigation funding, or a combination thereof.   Failure to raise additional capital will have a material adverse impact on our ability to achieve our business objectives.

The issuance of debt securities or additional equity securities may result in dilution and/or impose covenants or restrictions that create operational limitations or other obligations.

We will require additional capital to fund our operations and meet our current obligations due within the twelve months after the issuance date of our consolidated financial statements. Financing, if any, may be in the form of debt or sales of equity securities, including common or preferred stock.  The sale of equity securities, including common or preferred stock, may result in dilution to the current shareholders’ ownership and may be limited by the number of shares we have authorized and available for issuance. For example, we are party to a common stock purchase agreement (the “Equity Line Agreement”), dated as of October 17, 2017, with Aspire Capital.  The sale of shares of common stock pursuant to this agreement has the potential to be significantly dilutive to our shareholders. Under the Equity Line Agreement, Aspire Capital committed to purchase up to an aggregate of $20 million in shares of our common stock over the 30-month term of the agreement at purchase prices based on the market price of our common stock.  As of August 8, 2018, we have sold 3,712,500 shares of common stock to Aspire Capital under the agreement, which represents approximately 15.5% of our total shares outstanding calculated on an after-issued basis, for an aggregate purchase price of $3.1 million. We have the ability to sell up to an additional $16.9 million in shares (or 33.8 million shares assuming a purchase price of $0.50 per share) under the Equity Line Agreement, subject to certain daily limits, and provided that, among other things, the shares are registered for resale by Aspire Capital,  the last closing price of the common stock is no less than $0.50 and we have sufficient authorized shares under our articles of incorporation. Debt instruments or the sale of preferred stock may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to us and may have a material adverse impact on our ability to implement our business plan as currently formulated.

Our ability to utilize our tax benefits could be substantially limited if we fail to generate sufficient income or if we experience an “ownership change.”

We have cumulative NOL carryforwards totaling approximately $328.4 million at December 31, 2017 which expire in varying amounts from 2018 to 2036.  Our ability to fully recognize the benefits from those NOLs is dependent upon our ability to generate sufficient income prior to their expiration.  In addition, our NOL carryforwards may be limited if we experience an “ownership change” as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”).  In general, an ownership change under Section 382 occurs if 5% shareholders increase their collective ownership of the aggregate amount of our outstanding shares by more than 50 percentage points over a relevant lookback period. In order to avoid limitations imposed by Section 382 of the Code, we may be limited in the amount of additional equity securities we are able to sell to raise capital.  Accordingly, our desire to preserve our NOLs may cause us to forgo otherwise attractive funding opportunities.

Our litigation funding arrangements may impair our ability to obtain future financing and/or generate sufficient cash flows to support our future operations.

We have funded much of our cost of litigation through contingent financing arrangements with a third-party funder and contingent fee arrangements with legal counsel.  The repayment obligation to the third-party funder is secured by our assets until such time that we have repaid a specified minimum return.  Furthermore, our contingent financing arrangements will result in reductions in the amount of net proceeds retained by us from litigation, licensing and other patent-related activities.  For example, the third-party litigation funder is currently entitled to priority payment of at least the next $12.2 million in patent-related proceeds received by us.  Thereafter, any remaining net proceeds will be prorated between us, our legal counsel and the third-party funder. The long-term continuation of our business plan is dependent upon our ability to secure sufficient financing to support our business, and our ability to generate revenues and/or patent related proceeds sufficient to offset expenses and meet our contingent payment obligation.  Failure to generate revenue or other patent-related proceeds sufficient to repay our contingent obligation may impede our ability to obtain additional financing which will have a material adverse effect on our ability to achieve our long-term business objectives.

Our litigation can be time-consuming, costly and we cannot anticipate the results.

Since 2011, we have spent a significant amount of our financial and management resources to pursue patent infringement litigation against third parties. We believe this litigation, and others that we may in the future determine to pursue, could continue to consume management and financial resources for long periods of time. There can be no assurance that our current or future litigation matters will ultimately result in a favorable outcome for us. In addition, even if we obtain favorable interim rulings or verdicts in particular litigation matters, they may not be predictive of the ultimate resolution of the matter. Unfavorable outcomes could result in exhaustion of our financial resources and could otherwise hinder our ability to pursue licensing and/or product opportunities for our technologies which would have a material adverse impact on our financial condition, results of operations, cash flows, and business prospects. We have contingent fee arrangements in place with others to reduce our litigation related expenditures; however any litigation-based, or other patent related, amounts collected by us will be subject to contingency payments to our legal counsel and other funding parties which will reduce the amount retained by us.

If our patents and intellectual property rights do not provide us with the anticipated market protections, our competitive position, business, and prospects will be impaired.

We rely on our intellectual property rights, including patents and patent applications, to provide competitive advantage and protect us from theft of our intellectual property. We believe that our patents are for entirely new technologies and that our patents are valid, enforceable and valuable. However, third parties have made claims of invalidity with respect to certain of our patents and other similar claims may be brought in the future. For example, in our patent infringement action filed against Qualcomm in 2011, the appellate court ruled that ten of eleven patent claims that were the subject of case were invalid. If our patents are shown not to be as broad as currently believed, or are otherwise challenged such that some or all of the protection is lost, we will suffer adverse effects from the loss of competitive advantage and our ability to offer unique products and technologies. As a result, there would be an adverse impact on our financial condition and business prospects. Furthermore, defending against challenges to our patents may give rise to material costs for defense and divert resources away from our other activities.

We are subject to outside influences beyond our control, including new legislation that could adversely affect our licensing and enforcement activities and have an adverse impact on the execution of our business plan.

Our licensing and enforcement activities are subject to numerous risks from outside influences, including new legislation, regulations and rules related to obtaining or enforcing patents. For instance, the U.S. recently enacted sweeping changes to the U.S. patent system including changes that transition the U.S. from a “first-to-invent” to a “first to file” system and that alter the processes for challenging issued patents. To the extent that we are unable to secure patent protection for our future technologies and/or our current patents are challenged such that some or all of our protection is lost, we will suffer adverse effects to our ability to offer unique products and technologies. As a result, there would be an adverse impact on our financial position, results of operations and cash flows and our ability to execute our business plan.

Our industry is subject to rapid technological changes which if we are unable to match or surpass, will result in a loss of competitive advantage and market opportunity.

Because of the rapid technological development that regularly occurs in the wireless technology industry, we must continually devote substantial resources to developing and improving our technology and introducing new product offerings. For example, in the six months ended June 30, 2018 and in the fiscal years 2017 and 2016, we spent approximately $1.9 million, $4.3 million, and $3.3 million, respectively, on research and development and, we expect to continue to spend a significant amount in this area in the future. These efforts and expenditures are necessary to establish market share and, ultimately, to generate revenues. If another company offers better products or technologies, a competitive position or market window opportunity may be lost, and therefore our revenues or revenue potential may be adversely affected.

If our technologies and/or products are not commercially accepted, our developmental investment will be lost and our ability to do business will be impaired.

There can be no assurance that our research and development will produce commercially viable technologies and products, or that our technologies and products will be established in the market as improvements over current competitive offerings. If our existing or new technologies and products are not commercially accepted, the funds expended will not be recoverable, and our competitive and financial position will be adversely affected. In addition, perception of our business prospects will be impaired with an adverse impact on our ability to do business and to attract capital and employees.

We are reliant on component suppliers and contract manufacturers for adequate supply of components for our products, and the failure of our supply chain due to financial problems of suppliers, a shortage of adequate component supply or manufacturing capacity, or other factors that results in an increase in our costs or a delay in our ability to fill customer orders, could have an adverse impact on our business or operating results.

Our growth and ability to meet customer demand for our products depend, in part, on our ability to obtain timely deliveries of parts from our suppliers and contract manufacturers. We may in the future experience a shortage of certain component parts as a result of our own manufacturing issues, manufacturing or capacity issues at our suppliers or contract manufacturers, financial problems of our suppliers, or strong demand in the industry for those parts. During periods of shortages or delays, the price of components may increase, or the components may not be available at all. We may also encounter shortages if we do not accurately anticipate our needs. We may not be able to secure enough components at reasonable prices or of acceptable quality to build new products to meet customer demand. A reduction or interruption in supply, a significant increase in the price of one or more components, or a failure to appropriately adjust our requirements based on our business needs, could adversely impact our revenue and gross margins.

If we fail to properly estimate customer demand for our products, an oversupply of component parts could result in excess or obsolete inventory that could adversely affect our operating results.

Our operating results would be adversely affected if, anticipating greater demand for our products than actually develops, we commit to the purchase of more component parts than we need which is more likely to occur in a period of demand uncertainties such as during the rollout of a new product line like our Milo product line.  In addition, component purchase commitments made by us in order to shorten lead times could also lead to excess and obsolete inventory charges.  If we fail to anticipate customer demand properly, an oversupply of component parts could result in excess or obsolete components that could adversely affect our gross margins and operating results.

If we experience quality issues with our products, our competitive position, business and market opportunity may be impaired.

We produce products that incorporate leading-edge technology, including both hardware and software. Software typically contains bugs that can unexpectedly interfere with expected operations. There can be no assurance that our pre-shipment testing programs will be adequate to detect all defects, either ones in individual products or ones that could affect numerous shipments, which might interfere with customer satisfaction, reduce sales opportunities, or affect gross margins. If we have to replace certain components and provide remediation in response to the discovery of defects or bugs in products that we had shipped, there can be no assurance that such remediation would not have a material impact. An inability to cure a product defect could result in the failure of a product line, damage to our reputation, inventory costs, or product reengineering expenses, any of which could have a material impact on our revenue, margins, and net losses.

We are highly dependent on Mr. Jeffrey Parker as our chief executive officer. If his services were lost, it would have an adverse impact on the execution of our business plan.

Because of Mr. Parker’s leadership position in the company and the respect he has garnered in both the industry in which we operate and the investment community, the loss of his services might be seen as an impediment to the execution of our business plan.  If Mr. Parker was no longer available to the company, investors might experience an adverse impact on their investment.  We maintain $5 million in key-employee life insurance for our benefit for Mr. Parker.

If we are unable to attract or retain key executives and other highly skilled employees, we will not be able to execute our current business plans.

Our business is very specialized, and therefore it is dependent on having skilled and specialized key executives and other employees to conduct our research, development and customer support activities. The inability to obtain or retain these key executives and other specialized employees would have an adverse impact on the research, development and technical customer support activities that our products require. These activities are instrumental to the successful execution of our business plan.

Risks Relating To Our Common Stock

Our outstanding options, warrants, and restricted share units may affect the market price and liquidity of the common stock.

On June 30, 2018, we had 25,874,979 shares of common stock outstanding and had 1,672,914 options, warrants, and restricted share units outstanding for the purchase and/or issuance of additional shares of common stock. Of these outstanding equity instruments, 1,084,925 were exercisable as of June 30, 2018. All of the shares of common stock underlying these securities are registered or are being registered for sale to the holder or for public resale by the holder. In addition, as described more fully below, we may sell a substantial number of shares of common stock to Aspire Capital, and such shares also may be registered, or otherwise eligible, for public resale by the holder. The amount of common stock available for the sales may have an adverse impact on our ability to raise capital and may affect the price and liquidity of the common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on current shareholders’ ownership.

The price of our common stock may be subject to substantial volatility.

The trading price of our common stock has been and may continue to be volatile. Between June 30, 2016 and June 30, 2018, the reported high and low sales prices for our common stock ranged between $0.48 and $8.18 per share. The price of our common stock may continue to be volatile as a result of a number of factors, some of which are beyond our control. These factors include, but are not limited to, developments in outstanding litigations, our performance and prospects, general conditions of the markets in which we compete, and economic and financial conditions. Such volatility could materially and adversely affect the market price of our common stock in future periods.

Our common stock was delisted from the Nasdaq Capital Market and is now quoted on OTCQB, an over-the-counter market. There can be no assurance that our common stock will continue to trade on the OTCQB or on another over-the-counter market or securities exchange.

On August 15, 2018, we received notice from the Nasdaq Office of the General Counsel that the Nasdaq Hearings Panel (the “Panel”) had determined to delist our common stock. Trading of our common stock on Nasdaq was suspended effective at the open of business on August 17, 2018. The Panel’s decision to delist our common stock was based on our continued non-compliance with Nasdaq Listing Rule 5500(b)(2), which requires an issuer to maintain the market value listing standard of $35 million.    Our common stock began trading exclusively on OTCQB, an over-the-counter market, immediately following delisting from Nasdaq, under the symbol “PRKR”. The over-the-counter market is a significantly more limited market than Nasdaq, and the quotation of our common stock on the over-the-counter market may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock. Securities traded in the over-the-counter market generally have less liquidity due to factors such as the reduced number of investors that will consider investing in the securities, the reduced number of market makers in the securities, and the reduced number of securities analysts that follow such securities. As a result, holders of shares of our common stock may find it difficult to resell their shares at prices quoted in the market or at all. We may be subject to additional compliance requirements under applicable state laws relating to the issuance of our securities. This could have a long-term adverse effect on our ability to raise capital, which ultimately could adversely affect the market price of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities. We cannot provide any assurances as to if or when we will be in a position to relist our common stock on a nationally-recognized securities exchange.

Our common stock may be deemed to be a “penny stock” and broker-dealers who make a market in our stock may be subject to additional compliance requirements

If our common stock is deemed to be a "penny stock" as defined in the Securities Exchange Act of 1934, broker-dealers who make a market in our stock will be subject to additional sales practice requirements for selling our common stock to persons other than established customers and accredited investors. For instance, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the penny stock rules, if they were to become applicable, would affect the ability or willingness of broker-dealers to sell our securities, and accordingly would affect the ability of stockholders to sell their securities in the public market. These additional procedures could also limit our ability to raise additional capital in the future.

We do not currently pay dividends on our common stock and thus stockholders must look to appreciation of our common stock to realize a gain on their investments.

We do not currently pay dividends on our common stock and intend to retain our cash and future earnings, if any, to fund our business plan. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations and capital requirements. We therefore cannot offer any assurance that our board of directors will determine to pay special or regular dividends in the future. Accordingly, unless our board of directors determines to pay dividends, stockholders will be required to look to appreciation of our common stock to realize a gain on their investment. There can be no assurance that this appreciation will occur.

Provisions in our articles of incorporation and by-laws could have effects that conflict with the interest of shareholders.

Some provisions in our articles of incorporation and by-laws could make it more difficult for a third party to acquire control of us. For example, our board of directors is divided into three classes with directors having staggered terms of office, our board of directors has the ability to issue preferred stock without shareholder approval, and there are advance notification provisions for director nominations and submissions of proposals from shareholders to a vote by all the shareholders under the by-laws. Florida law also has anti-takeover provisions in its corporate statute.

We have a shareholder protection rights plan that may delay or discourage someone from making an offer to purchase the company without prior consultation with the board of directors and management, which may conflict with the interests of some of the shareholders.

On November 17, 2005, as amended on November 20, 2015, our board of directors adopted a shareholder protection rights plan which called for the issuance, on November 29, 2005, as a dividend, of rights to acquire fractional shares of preferred stock. The rights are attached to the shares of common stock and transfer with them. In the future the rights may become exchangeable for shares of preferred stock with various provisions that may discourage a takeover bid. Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of the company more costly. The principal objective of the plan is to cause someone interested in acquiring the company to negotiate with the board of directors rather than launch an unsolicited bid. This plan may limit, prevent, or discourage a takeover offer that some shareholders may find more advantageous than a negotiated transaction. A negotiated transaction may not be in the best interests of the shareholders.

Risks Relating To This Offering

The sale of our common stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Aspire Capital could cause the price of our common stock to decline.

We are registering for sale 10,000,000 shares that we may sell or issue to Aspire Capital under the PIPE Agreement.   It is anticipated that shares registered in this offering will be sold over a period of up to five years from the date of this prospectus. The number of shares ultimately offered for sale by Aspire Capital under this prospectus is dependent upon our ability to meet the terms and conditions of the future sale of shares under the PIPE Agreement and upon the extent to which Aspire Capital exercises the Pre-Funded Warrants and the Warrants. Depending on a variety of factors, including market liquidity of our common stock, the sale of shares under the PIPE Agreement may cause the trading price of our common stock to decline.

Aspire Capital may ultimately purchase all, some or none of the 10,000,000 shares of common stock that is the subject of this prospectus. Aspire Capital may sell all, some or none of our shares that it holds or comes to hold under the PIPE Agreement. Sales by Aspire Capital of shares acquired pursuant to the PIPE Agreement under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Aspire Capital in this offering, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Aspire Capital. We will not receive any proceeds upon the sale of shares by Aspire Capital. However, we received $975,000 from the sale to Aspire Capital of a Pre-Funded Warrant in the first closing under the PIPE Agreement and we may receive in the future up to $25,000 from the exercise of such Pre-Funded Warrant and up to $1,850,000 from the exercise of the Warrant issued in such first closing. In addition, assuming the conditions for the second closing are met, we may receive in the future up to $2,850,000 from the sale of our common stock and the exercise of Warrants and any Pre-Funded Warrants issued to the selling stockholder in such second closing.

The proceeds received from the sale of the shares under the PIPE Agreement will be used for general corporate purposes and working capital requirements. However, we cannot guarantee that we will receive any additional proceeds in connection with the PIPE Agreement.  Our ability to receive additional proceeds is dependent upon our ability to meet the terms and conditions of the future sale of shares under the PIPE Agreement. This anticipated use of net proceeds from the sale of our common stock to Aspire Capital under the agreement represents our intentions based upon our current plans and business conditions.

THE ASPIRE CAPITAL TRANSACTION

On July 26, 2018, we entered into the PIPE Agreement with Aspire Capital whereby we agreed to sell to Aspire Capital up to $2.0 million of shares of our common stock (or Pre-Funded Warrants in lieu thereof) and Warrants, in two tranches.

Concurrent with the execution of the PIPE Agreement, we sold to Aspire Capital a Pre-Funded Warrant and a Warrant for a purchase price of $975,000. In addition, the Agreement provides that on the day following the effectiveness of the registration statement described below, provided that the closing price of our common stock on such date is equal to or greater than $0.50 per share, a second purchase shall occur whereby we will sell to Aspire Capital (i) 2,500,000 shares of common stock (or a Pre-Funded Warrant in lieu thereof to the extent Aspire Capital elects or to the extent such purchase would result in Aspire Capital owning over 14.99% of our then outstanding common stock) and (ii) a Warrant to purchase an additional 2,500,000 shares of common stock, for an aggregate purchase price of $1.0 million (or at least $975,000 depending upon the extent to which Aspire Capital receives a Pre-Funded Warrant in lieu of common stock). We intend to use the proceeds from the sales for general corporate purposes and general capital requirements.

The Warrants and Pre-Funded Warrants expire five years after their issuance and have substantially similar other terms, except (i) for exercise price and (ii) that the Warrants are exercisable on the date that is six months after issuance and the Pre-Funded Warrants are immediately exercisable after issuance. The Warrants and Pre-Funded Warrants are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets to our stockholders. The Warrants and Pre-Funded Warrants contain provisions that prohibit exercise if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise. The holder of the Warrants and Pre-Funded Warrants may increase (up to 14.99%) or decrease this percentage by providing us at least 61 days’ prior notice.  In the event of certain corporate transactions, the holder of the Warrants and Pre-Funded Warrants will be entitled to receive, upon exercise of such Warrants and Pre-Funded Warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants and Pre-Funded Warrants immediately prior to such transaction. The Warrants and Pre-Funded warrants do not contain voting rights or any of the other rights or privileges as a holder of our common stock. Upon the holder’s notice of exercise of the Warrant or Pre-Funded Warrant, we have the option, but not the obligation, to deliver to the holder in lieu of shares of common stock to which holder is entitled, a cash payment equal to the market value of the shares of common stock based on the preceding trading day’s closing sales price.

We agreed to file a registration statement as permissible and necessary to register under the Securities Act, the resale by Aspire Capital of the shares of our common stock and the shares of the common stock underlying the Warrants and Pre-Funded Warrants which have been or which may be issued under the PIPE Agreement.  We filed the registration statement of which this prospectus forms a part in satisfaction of such obligation.

The PIPE Agreement contains customary representations and warranties, covenants, conditions to closing and indemnification provisions that the parties made to, and solely for the benefit of, each other in the context of all of the terms and conditions of such agreement and in the context of the specific relationship between the parties. The provisions of the PIPE Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement or parties expressly permitted to rely on such provisions and are not intended for investors and the public to obtain factual information about the current state of affairs of the parties thereto. Rather, investors and the public should look to other disclosures contained in our filings with the Securities and Exchange Commission (“SEC”).

SELLING STOCKHOLDER

The selling stockholder may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean the entity listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering. Except as noted below (and in connection with the common stock purchase agreement dated October 17, 2017), the selling stockholder does not have, and within the past three years has not had, any material relationship with us or any of our predecessors or affiliates, and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

		Beneficial Ownership After this Offering (1)
Name	Shares of Common Stock Owned Prior to this Offering	Shares of Common Stock Being Offered	Number of Shares	% (2)
Aspire Capital Fund, LLC (3)	1,290,000	10,000,000(4)	1,290,000	4.99%

_____________________________

(1)

Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(2)	Based on 25,874,979 shares of common stock outstanding on August 9, 2018.

(3)

Aspire Capital Partners LLC (“Aspire Partners”) is the Managing Member of Aspire Capital Fund LLC (“Aspire Fund”). SGM Holdings Corp (“SGM”) is the Managing Member of Aspire Partners. Mr. Steven G. Martin (“Mr. Martin”) is the president and sole shareholder of SGM, as well as a principal of Aspire Partners. Mr. Erik J. Brown (“Mr. Brown”) is the president and sole shareholder of Red Cedar Capital Corp (“Red Cedar”), which is a principal of Aspire Partners. Mr. Christos Komissopoulos (“Mr. Komissopoulos”) is president and sole shareholder of Chrisko Investors Inc. (“Chrisko”), which is a principal of Aspire Partners. Mr. William F. Blank, III (“Mr. Blank”) is president and sole shareholder of WML Ventures Corp. (“WML Ventures”), which is a principal of Aspire Partners. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown, and Mr. Komissopoulos may be deemed to be a beneficial owner of common stock held by Aspire Fund. Each of Aspire Partners, SGM, Red Cedar, Chrisko, WML Ventures, Mr. Martin, Mr. Brown, Mr. Komissopoulos, and Mr. Blank disclaims beneficial ownership of the common stock held by Aspire Fund.

(4)

The shares of common stock offered by this prospectus include the following shares of common stock that are not presently deemed beneficially owned by Aspire Capital: (i) 5,000,000 shares of common stock that are subject to the Warrant and the Pre-Funded Warrant issued to Aspire Capital in the first closing under the PIPE Agreement, because such warrants contain provisions that prohibit exercise if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise (which limit may be increased up to 14.99% by providing at least 61 days’ prior notice to us), and (ii) 2,500,000 shares of common stock (or 2,500,000 shares of common stock underlying Pre-Funded Warrants in lieu thereof) and 2,500,000 shares of common stock underlying Warrants, in each case that may be issued in the second closing under the PIPE Agreement assuming the conditions for the second closing are met.

PLAN OF DISTRIBUTION

The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for the common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholder may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. Aspire Capital has informed us that each such broker-dealer will receive commissions from Aspire Capital which will not exceed customary brokerage commissions.

The selling stockholder is an “underwriter” within the meaning of the Securities Act. We have agreed to provide indemnification and contribution to the selling stockholder against certain civil liabilities, including liabilities under the Securities Act.

We have advised the selling stockholder that while it is engaged in a distribution of the shares included in this prospectus, it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

This offering as it relates to Aspire Capital will terminate on the date that all shares offered by this prospectus have been sold by Aspire Capital.

LEGAL MATTERS

The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York. Graubard Miller owns shares of our common stock constituting less than 1% of our outstanding shares of common stock.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our common stock is traded on the NASDAQ Capital Market.

This prospectus does not contain all of the information set forth in the exhibits attached to the registration of which it forms a part. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered under this prospectus, you are referred to the exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or for free from the SEC’s website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus or in a document previously incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference (i) the documents listed below, (ii) any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and (iii) any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of such registration statement until all of the securities are sold or we deregister all securities then remaining unsold:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (filed on March 29, 2018);
•	our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2018 (filed on May 15, 2018) and for the fiscal quarter ended June 30, 2018 (filed on August 14, 2018);
•

our Current Reports on Form 8-K dated February 16, 2018 (filed on February 16, 2018), March 23, 2018 (filed on March 23, 2018), March 26, 2018 (filed on March 27, 2018), April 4, 2018 (filed on April 5, 2018), April 9, 2018 (filed on April 13, 2018), April 26, 2018 (filed on April 27, 2018), June 12, 2018 (filed on June 14, 2018), July 26, 2018 (filed on July 30, 2018), August 15, 2018 (filed on August 15, 2018), and August 23, 2018 (filed on August 23, 2018);

•	our Proxy Statement dated April 30, 2018, used in connection with the annual meeting of shareholders that was held on June 12, 2018; and
•

our Form 8-A effective on November 30, 1993, registering our common stock, under Section 12(g) of the Exchange Act, and our Form 8-A effective on November 22, 2005, as amended on November 20, 2015, registering rights to purchase our Series E Preferred Stock, under Section 12(g) of the Exchange Act.

Notwithstanding the foregoing, any documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this prospectus.

We will furnish, without charge, upon written or oral request, to each person to whom this prospectus is delivered, a copy of any or all of the documents incorporated by reference (without such documents’ exhibits) Requests should be directed to, ParkerVision, Inc., 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256, telephone number (904) 732-6100, Attention: Chief Financial Officer.

We maintain an Internet site at http://www.parkervision.com. Our website and the information contained on that site, or connected to that site, are not incorporated into this prospectus or the registration statement of which this prospectus is a part.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13.Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the securities being registered hereby, all of which will be borne by us, are as follows:

SEC registration fee	$847
Legal fees and expenses	30,000
Accounting fees and expenses	40,000
Miscellaneous	$1,000
Total	$71,847

Item 14.Indemnification of Directors and Officers.

The laws of the Florida permit the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we may indemnify under that law.

The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

We have entered into indemnification and reimbursement agreements with each of our directors.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We have directors and officers insurance which includes insurance for claims against these persons brought under securities laws.

To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

Item 15.Recent Sales of Unregistered Securities.

The information contained in “The Aspire Capital Transaction” is incorporated herein by reference.

On October 17, 2017, we entered into a common stock purchase agreement (the “Equity Line Agreement”) with Aspire Capital.  Under the Equity Line Agreement, Aspire Capital committed to purchase up to an aggregate of $20 million in shares of our common stock over the 30-month term of the Equity Line Agreement.   In consideration for entering into the Equity Line Agreement, we issued to Aspire Capital 287,500 shares of our common stock as a commitment fee.  As of August 8, 2018, we have sold 3,712,500 shares of common stock to Aspire Capital under the Equity Line Agreement for an aggregate purchase price of $3.1 million.  We filed a registration statement to register the sale of up to 4 million shares of our common stock by Aspire Capital that have been issued under the Equity Line Agreement. The registration statement was declared effective November 27, 2017 (File No. 333-221250).

Under the Equity Line Agreement, on any trading day selected by us, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital to purchase up to 150,000 shares of our common stock, provided that the aggregate purchase amount for such shares does not exceed $0.5 million and subject to the maximum aggregate amount of $20 million.  The per share purchase price for each purchase notice is equal to the lesser of (i) the lowest sale price of our common stock on the purchase date; or (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a purchase notice to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price (“VWAP”) purchase notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of our common stock traded on its principal market on the next trading day, or such lesser amount as we may determine.  The purchase price per share pursuant to the VWAP purchase notice is generally 97% of the volume-weighted average price for our common stock traded on its principal market on the VWAP purchase date, subject to terms and limitations of the agreement.

The issuance of shares of common stock that may be issued from time to time to Aspire Capital under the Equity Line Agreement is exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

On February 21, 2017, we entered into a subscription agreement providing for the sale of 80,510 shares of our common stock at a price of $2.11 per share, to one of our directors. On February 24, 2016, we closed the sale contemplated by the Subscription agreement. The common stock was offered and sold to an accredited investor on a private placement basis under Section 4(a)(2) of the Securities Act, as amended.

On July 8, 2016, we entered into an agreement with 1624 PV, LLC (“1624”) for the exchange of three common stock purchase warrants, each entitling 1624 to acquire up to 188,406 shares of our common stock at exercise prices of $15, $25 and $35, respectively, for a new warrant entitling 1624 to acquire up to 200,000 shares of Common Stock at an exercise price of $3.25. The new warrant expired on June 16, 2018. The old warrants were issued on December 23, 2014 and were exercisable for three years from the date of their issuance. The old warrants and the new warrant were offered and sold on a private placement basis under Section 4(a)(2) of the Securities Act of 1933, as amended.

On July 6, 2016, we consummated the sale of 1,090,909 shares of our common stock, at a price of $2.75 per share, pursuant to a securities purchase agreement dated July 6, 2016 with an accredited investor identified on the signature page thereto. The common stock was offered and sold to the accredited investor on a private placement basis under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

On May 27, 2016, Brickell Key Investments LP, (“Brickell”), a special purpose fund under the management of Juridica Asset Management Limited, a Guernsey-based asset manager exercised its right under the Claims Proceeds Investment Agreement with us, dated February 25, 2016, to fund $2 million to us to be used to pay our legal fees and expenses in connection with specified future patent enforcement actions. In connection with the additional funding provided by Brickell, we exchanged Brickell’s warrant to purchase up to 250,000 shares of our common stock at an exercise price of $3.50 per share issued in connection with entering into the Claims Proceeds Investment Agreement for a new warrant to purchase up to 350,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The new warrant is exercisable for five years from its date of issuance. The old warrants were issued on February 25, 2016 and were exercisable for five years from their date of issuance. The old and new warrants were offered and sold on a private placement basis under Section 4(a)(2) of the Securities Act of 1933, as amended.

On January 21, 2016, we entered into a securities purchase agreement with an accredited investor identified on the signature page thereto, which provided for the sale of 454,545 shares of our common stock at a price of $2.20 per share for aggregate gross proceeds of approximately $1,000,000. The common stock was offered and sold solely to the accredited investor on a private placement basis under Section 4(a)(2) of the Securities Act of 1933, as amended.

On December 18, 2015, we entered into a securities purchase agreement with the purchasers identified on the signature pages thereto, which provided for the sale of 1,085,903 shares of our common stock, at a price of $1.90 per share. In addition, we entered into a subscription agreement pursuant to which one of our directors agreed to purchase an aggregate of 20,833 shares of common stock at a purchase price of $2.40 per share. The aggregate proceeds from the offerings was approximately $2,100,000. The common stock was offered and sold solely to accredited investors on a private placement basis under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

Item 16.Exhibits and Financial Statements.

(a)A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this registration statement is set forth in the Exhibit Index on page II-6.

(b) Financial statement schedules:

Schedule II – Valuation and Qualifying Accounts

Schedules other than those listed have been omitted since they are either not required, not applicable or the information is otherwise included.

Item 17.Undertakings

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided,  however, that paragraphs (a)(1)(i), (ii), and (iii) do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to 424(b) of this chapter that is part of the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of the Form 8-K filed on March 29, 2016)
3.2	Amended and Restated Bylaws (incorporated by reference from Exhibit 3.1 of the Form 8-K filed on August 14, 2007)
3.3	Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of the Form 8-K filed on August 18, 2016)
3.4	Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of the Form 8-K filed on July 13, 2017)
3.5	Articles of Amendment to Amended and Restated Articles of Incorporation dated June 12, 2018 effective June 25, 2018 (incorporated by reference from Exhibit 3.5 of the Form S-1 filed August 9, 2018)
4.1	Form of common stock certificate (incorporated by reference from Exhibit 4.1 of the Form 10-K for the year ended December 31, 2015)
4.2

Shareholder Protection Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference from Exhibit 4.01 of the Form 8-K filed on November 22, 2005)

4.3

First Amendment to Shareholder Protection Rights Agreement dated as of November 20, 2015 between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference from Exhibit 4.1 of the Form 8-K filed on November 20, 2015)

4.4

Form of Rights Certificate pursuant to First Amendment to Shareholder Protection Rights Agreement dated November 20, 2015 (incorporated by reference from Exhibit 4.2 of the Form 8-K filed on November 20, 2015)

5.1	Opinion of Graubard Miller (incorporated by reference from Exhibit 5.1 of the Form S-1 filed August 9, 2018)
10.1	2000 Performance Equity Plan (incorporated by reference from Exhibit 10.11 of Registration Statement No. 333-43452 filed on August 10, 2000)
10.2	Form of 2002 Indemnification Agreement for Directors and Officers (incorporated by reference from Exhibit 10.1 of the Form 10-Q for the period ended September 30, 2002 filed on November 14, 2002)
10.3	Standard Form of Employee Option Agreement (incorporated by reference from Exhibit 4.11 of the Form 10-K for the year ended December 31, 2006 filed on March 8, 2007)

Exhibit Number	Description
10.4	2008 Equity Incentive Plan (Non-Named Executives), as amended (incorporated by reference from Exhibit 4.1 of the Form S-8 dated October 24, 2008 filed on October 24, 2008)
10.5	2011 Long-Term Incentive Equity Plan, as amended and restated (incorporated by reference from Exhibit 10.1 of the Form 8-K filed on July 13, 2017)
10.6	Form of Securities Purchase Agreement and List of Investors dated December 18, 2015 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed December 21, 2015)
10.7	Form of Registration Rights Agreement dated December 18, 2015 (incorporated by reference from Exhibit 10.2 of the Form 8-K filed December 18, 2015)
10.8	Subscription Agreement dated December 18, 2015 between Registrant and a director (incorporated by reference from Exhibit 10.3 of the Form 8-K filed December 21, 2015)
10.9	Form of Securities Purchase Agreement dated January 21, 2016 (incorporated by reference from Exhibit 10.1 of the Form 8-K filed January 21, 2016)
10.10	Claims Proceeds Investment Agreement between Registrant and Brickell Key Investments LLP (incorporated by reference from Exhibit 10.2 of the Form 10-Q filed May 16, 2016)
10.11	Warrant Agreement between Registrant and Brickell Key Investments LLP (incorporated by reference from Exhibit 10.3 of the Form 10-Q filed May 16, 2016)
10.12	Amendment to Claims Proceeds Investment Agreement between Registrant and Brickell Key Investments (incorporated by reference from Exhibit 10.1 of the Form 10-Q filed August 15, 2016)
10.13	Warrant Agreement between Registrant and Brickell Key Investments dated May 26, 2016 (incorporated by reference from Exhibit 10.2 of the Form 10-Q filed August 15, 2016)
10.14	Form of Securities Purchase Agreement dated July 6, 2016 between Registrant and BT City Manager (incorporated by reference from Exhibit 10.1 of the Form 8-K filed July 7, 2016)
10.15	Form of Registration Rights Agreement dated July 6, 2016 between Registrant and BT City Manager (incorporated by reference from Exhibit 10.2 of the Form 8-K filed July 6, 2016)
10.16	Settlement and Patent License Agreement between Registrant and Samsung Electronics Co., Ltd. dated July 15, 2016 (incorporated by reference from the Form 10-Q filed November 14, 2016)

Exhibit Number	Description
10.17	At Market Issuance Sales Agreement between Registrant and FBR Capital Markets & Co., dated December 30, 2016 (incorporated by reference from Exhibit 1.01 of the Form 8-K filed December 30, 2016)
10.18	At Market Issuance Sales Agreement between Registrant and FBR Capital Markets & Co., dated August 14, 2017 (incorporated by reference from Exhibit 1.01 of the Form 8-K filed August 14, 2017)
10.19	Common Stock Purchase Agreement, dated October 17, 2017, between Registrant and Aspire Capital Fund, LLC (incorporated by reference from Exhibit 10.1 of the Form 8-K filed October 18, 2017)
10.20	Registration Rights Agreement, dated October 17, 2017, between Registrant. and Aspire Capital Fund, LLC (incorporated by reference from Exhibit 4.1 of the Form 8-K filed October 18, 2017)
10.21

Amendment to Claims Proceeds Investment Agreement between Registrant and Brickell Key Investments dated April 26, 2018**(incorporated by reference from Exhibit 10.21 of the Form S-1 filed August 9, 2018)

10.22	Securities Purchase Agreement dated July 26, 2018, between Registrant and Aspire Capital Fund, LLC (incorporated by reference from Exhibit 10.1 of the Form 8-K filed July 30, 2018)
10.23	Form of Warrant Agreement between Registrant and Aspire Capital Fund, LLC (incorporated by reference from Exhibit 4.1 of the Form 8-K filed July 30, 2018)
21.1	Schedule of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Form 10-K filed March 29, 2018)
23.1*	Consent of PricewaterhouseCoopers LLP*
23.2*	Consent of Graubard Miller (incorporated by reference from Exhibit 5.1 of the Form S-1 filed August 9, 2018)
24.1*	Power of Attorney***

__________

*  Filed herewith

** Previously filed. Portions of these exhibits have been omitted pursuant to a request for confidential treatment filed  separately with the SEC.

*** Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on this 30th day of August 2018.

PARKERVISION, INC.

By:	/s/Jeffrey Parker
Jeffrey Parker, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ Jeffrey L. Parker	Chief Executive Officer and	August 30, 2018
Jeffrey L. Parker	Chairman of the Board (Principal
Executive Officer)

By: /s/ Cynthia L. Poehlman	Chief Financial Officer (Principal	August 30, 2018
Cynthia L. Poehlman	Financial Officer and Principal
Accounting Officer) and Corporate

By: *	Director	August 30, 2018
William A. Hightower

By: *	Director	August 30, 2018
John Metcalf

By: *	Director	August 30, 2018
Frank N. Newman

By: *	Director	August 30, 2018
Paul A. Rosenbaum

By: *	Director	August 30, 2018
Robert G. Sterne

By: *	Director	August 30, 2018
Nam P. Suh

By: *	Director	August 30, 2018
Papken S. der Torossian

* By: /s/ Jeffrey L. Parker
Jeffrey L. Parker, attorney-in-fact